Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audit of the consolidated financial statements of CardioGenics Holdings, Inc. as of October 31, 2012 and for the year then ended and on the statements of operations, changes in stockholders' equity (deficiency) and cash flows for the period from November 20, 1997 (date of inception) to October 31, 2012, which expressed an unqualified opinion on those financial statements and contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, included in this Annual Report on Form 10-K for the year ended October 31, 2012, is dated January 29, 2013. We consent to the incorporation by reference of our report in the following registration statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the registration statement on Forms S-8 with SEC file No. 333-137162.

/s/ CohnReznick LLP

Roseland, New Jersey

January 29, 2013